Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of LRE GP, LLC and Unitholders of LRR Energy, L.P.:

In our opinion, the accompanying statement of revenues and direct operating expenses (the “financial statements”) present fairly, in all material respects, the revenues and direct operating expenses of certain oil and gas properties of Lime Rock Resources II-A, L.P. and Lime Rock Resources II-C, L.P. (the “Mid-Continent Properties”) for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America, using the basis of presentation described in Note 1. These financial statements are the responsibility of LRR Energy, L.P.’s management. Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

The accompanying financial statements reflect the revenues and direct operating expenses of the Mid-Continent Properties using the basis of presentation described in Note 1 and are not intended to be a complete presentation of the financial position, results of operations, or cash flows of the Mid-Continent Properties.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 7, 2013

Mid-Continent Properties

Statements of Revenues and Direct Operating Expenses

(in thousands)

	Three Months Ended		Year Ended
	March 31, 2013	March 31, 2012	December 31, 2012
	(unaudited)		(audited)
Revenues	$2,164	$2,627	$9,276
Direct operating expenses	737	887	3,388
Excess of revenues over direct operating expenses	$1,427	$1,740	$5,888

See accompanying notes to the statements of revenues and direct operating expenses.

Mid-Continent Properties

Notes to Statements of Revenues and Direct Operating Expenses

1.              Properties and Basis of Presentation

The accompanying statements present the revenues and direct operating expenses of working interests in oil and natural gas properties located in the Mid-Continent region in Oklahoma (the “Mid-Continent Properties”) acquired by LRR Energy, L.P. (the “Partnership”) and its wholly owned subsidiary LRE Operating, LLC. The Mid-Continent Properties and crude oil hedges were acquired on April 1, 2013 from Lime Rock Resources II-A, L.P. and Lime Rock Resources II-C, L.P. (collectively, “Fund II”) for a purchase price of $38.2 million in cash, subject to customary purchase price adjustments.

The statements of revenues and direct operating expenses are presented because it is not practicable to obtain full historical audited financial statements with respect to the Mid-Continent Properties. During the periods presented, the Mid-Continent Properties were not accounted for as a separate entity of Fund II and are not indicative of the financial condition or results of operations of the Mid-Continent Properties going forward. Certain costs such as depletion and depreciation, accretion of asset retirement obligations, general and administrative expenses, interest expense, and a provision for income taxes were not allocated to the individual properties, and therefore are not included as direct operating expenses. The statements of revenues and direct operating expenses were derived from Fund II’s historical financial records.

Revenues in the accompanying statements of revenues and direct operating expenses are recognized based on the Mid-Continent Properties’ share of any given period’s production multiplied by the contract price received for the period. The direct operating expenses are recognized on the accrual basis and consist of the direct costs of operating the Mid-Continent Properties, including production taxes, lifting costs, gathering costs and well repair and well workover costs.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2.              Unaudited Interim Financial Information

The accompanying statements of revenues and direct operating expenses for the three months ended March 31, 2013 and 2012 are unaudited. The unaudited interim statements of revenues and direct operating expenses were derived from Fund II’s historical financial records and prepared on the same basis as the audited statement of revenues and direct operating expenses for the year ended December 31, 2012. In the opinion of management, such unaudited interim statements reflect all adjustments necessary to fairly state the excess of revenue over direct operating expenses of the Mid-Continent Properties for the three months ended March 31, 2013 and 2012.

3.              Supplemental Information on Oil and Natural Gas Exploration and Production Activities (Unaudited)

Estimated Quantities of Proved Oil and Natural Gas Reserves

Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recoverable from existing wells with existing equipment and operating methods. Proved undeveloped reserves are those that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

The Mid-Continent Properties’ estimated net proved reserves were computed by applying average trailing twelve-month index prices (calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the applicable twelve-month period), held constant throughout the life of the properties. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. The average trailing twelve-month index prices were $94.71/Bbl for NYMEX-WTI oil and $2.76/MMBtu for NYMEX-Henry Hub natural gas for the twelve months ended December 31, 2012.

The following table summarizes the estimated net quantities of oil and natural gas reserves of the Mid-Continent Properties as of December 31, 2012 estimated by Fund II’s independent reserve engineers.

	Oil	Gas
	(MBbls)	(MMcf)

Proved reserves: (1) (2)
Balance, December 31, 2011	1,427	1,882
Production	(100)	(145)
Balance, December 31, 2012	1,327	1,737

(1)         Due to the unavailability of the reserve information required for the beginning period, the proved reserves as of December 31, 2011 were calculated starting with the proved reserves as of December 31, 2012 and adding back production that occurred in 2012. There were no significant discoveries in 2012.

(2)         There are no proved undeveloped reserves associated with the Mid-Continent Properties.

Standardized Measure of Discounted Future Net Cash Flows

Oil and natural gas reserve estimation and disclosure regulations require that reserve estimates and discounted future net cash flows are based on the unweighted average market prices for sales of oil and natural gas on the first calendar day of each month during the year. Cash flows are adjusted for transportation fees and regional price differentials, to the estimated future production of proved oil and natural gas reserves less estimated future expenditures to be incurred in developing and producing the proved reserves, discounted using an annual rate of 10% to reflect the estimated timing of the future cash flows. Income taxes are excluded because the Partnership is a non-taxable entity. Generally, all taxable income and losses are reported on the income tax returns of the unitholders and partners. Extensive judgments are involved in estimating the timing of production and the costs that will be incurred throughout the remaining lives of the properties. Accordingly, the estimates of future net cash flows from proved reserves and the present value may be materially different from subsequent actual results. The standardized measure of discounted net cash flows does not purport to present, nor should it be interpreted to present, the fair value of the acquired properties’ oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, and anticipated future changes in prices and costs.

The standardized measure of discounted future net cash flows related to the Mid-Continent Properties’ interest in proved reserves as December 31, 2012 is as follows (in thousands):

Future cash inflows	$122,922
Future costs:
Development	—
Production	(57,462)
Future net cash flows	65,460
10% discount to reflect timing of cash flows	(34,828)
Standardized measure of discounted future net cash flows	$30,632

The principal changes in the standardized measure of discounted future net cash flows attributable to the Mid-Continent Properties’ proved reserves as of December 31, 2012 are as follows (in thousands):

Beginning of period (1)	$33,200
Oil, natural gas and NGL sales, net of production costs	(5,888)
Accretion of discount	3,320
End of period	$30,632

(1)         Due to the unavailability of the reserve information required for the beginning period, the standardized measure of discounted future net cash flows as of December 31, 2011 was calculated based on the standardized measure of discounted future net cash flows as of December 31, 2012 less (i) oil, natural gas and NGL sales, net of production costs, and (ii) accretion of the discount for 2012.